As filed with the Securities and Exchange Commission on December 20, 2001
                                                         Registration No. 333-


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                  PRECIS, INC.
                 (Name of small business issuer in its charter)

                 OKLAHOMA                                   73-1494382
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

    2500 SOUTH MCGEE DRIVE, SUITE 147                   PAUL A. KRUGER
         NORMAN, OKLAHOMA 73072                     CHIEF EXECUTIVE OFFICER
             (405) 292-4900                              PRECIS, INC.
                                               2500 SOUTH MCGEE DRIVE, SUITE 147
(Address and telephone number, including             NORMAN, OKLAHOMA 73072
  area code, of registrant's principal                  (405) 292-4900
            executive offices)                   (Name, address and telephone
                                                 number, of agent for service)
                            ------------------------
                                   Copies To:

                              MICHAEL E. DUNN, ESQ.
                             DUNN SWAN & CUNNINGHAM
                               2800 OKLAHOMA TOWER
                                 210 PARK AVENUE
                       OKLAHOMA CITY, OKLAHOMA 73102-5604
                            TELEPHONE: (405) 235-8318
                            FACSIMILE: (405) 235-9605
                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                          PROPOSED MAXIMUM      PROPOSED
             TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE   OFFERING PRICE  MAXIMUM AGGREGATE     AMOUNT OF
                     TO BE REGISTERED                        REGISTERED      PER SHARE       OFFERING PRICE     REGISTRATION
                                                                                                                    FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock(1)                                                300,000        $11.15           $3,345,000          $800
------------------------------------------------------------------------------------------------------------------------------

------------------------
(1) The offering price of these shares of common stock has been estimated and the registration fee has been computed pursuant to rule 457(c) based upon the closing sale price of the common stock as quoted by the Nasdaq Smallcap Market on December 20, 2001, which was $11.15. Furthermore, pursuant to Rule 416, the common stock includes such indeterminate number of additional securities as may be required for issuance on exercise of warrants as a result of adjustment in the number of securities issuable on such exercise by reason of anti-dilution provisions of such warrants.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                                      PROSPECTUS

                                  PRECIS, INC.

                         300,000 SHARES OF COMMON STOCK

         The selling shareholders are offering 300,000 shares of common stock. These shares of common stock may be, but do not have to be, sold by the selling shareholders. The common stock is listed on the Nasdaq SmallCap Market and the Boston Stock Exchange and is quoted under the symbols "PCIS" and "PCI," respectively.


                   THE COMMON STOCK OFFERED HEREBY INVOLVES A
              HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING AT
                                     PAGE 5.
                            ------------------------
             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
           STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
                     THESE SECURITIES, OR DETERMINED IF THIS
     PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

================================================================================
                                         UNDERWRITING         PROCEEDS TO
                        PRICE TO        DISCOUNTS AND           SELLING
                         PUBLIC          COMMISSIONS          SHAREHOLDERS
--------------------------------------------------------------------------------
Common Stock             $11.15              $--                  $11.15
--------------------------------------------------------------------------------
Total                  $3,345,000            $--                $3,345,000
================================================================================

           THE DATE OF THIS PROSPECTUS IS                    , 2001.

                               PROSPECTUS SUMMARY

    This summary highlights selected information appearing elsewhere in this document. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information" (page 12).

    We call this document a prospectus. It covers shares of our common stock which are offered by the selling shareholders to you and others. This offering to you and others is referred to as the offering. These shares of our common stock have been registered with the United States Securities and Exchange Commission.

    We recommend that you especially consider that information contained in "Risk Factors" (page 5). All references in this prospectus to fiscal years are to our fiscal year ended December 31 of each year.

PRECIS, INC.
2500 SOUTH MCGEE DRIVE, SUITE 147
NORMAN, OKLAHOMA 73072
(405) 292-4900

    We offer savings on healthcare services throughout the United States to persons who are under-insured. These savings are offered by accessing the same preferred provider organizations (PPO's) that are utilized by many insurance companies. These programs are sold primarily through a network marketing strategy under the name Care Entree. We design these programs to benefit health care providers as well as the network members. Providers commonly give reduced or preferred rates to PPO networks in exchange for steerage of patients. However, the providers must still file claim forms and wait 30 to 60 days to be paid for their services. Our programs utilize these same networks to obtain the same savings for the Care Entree program members. However, the healthcare providers are paid immediately for their services and are not required to file claim forms. We provide transaction facilitation services to both the program member and the healthcare provider.

    Independent representatives may enroll as independent marketing representatives by paying an enrollment fee and signing a standard representative agreement. We pay independent marketing representatives a commission equal to 25% of the membership fees of any member they enroll for the life of that member's enrollment. Independent marketing representatives can also recruit other representatives and earn override commissions on sales made by those representatives. We pay a total of 35% in override commissions down through six levels. We have also established bonus pools that allow independent marketing representatives who have achieved certain levels to receive additional commissions measured in part by our revenues in these programs.

    We also design membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations. Memberships in these programs are offered and sold as part of a point-of-sale transaction or by direct marketing through direct mail or as inserts. Program members are offered and provided our and third-party vendors' products and services. We believe that our clients, their customers, and the vendors of the products and services offered through the programs all benefit from our membership service programs. The products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients' particular customer base. Most of our memberships are sold by third-party organizations, generally in connection with a point of sale transaction. We refer to these programs and membership sales as wholesale programs.

    Through the design of our wholesale programs, we seek to address our clients' desires to obtain another source of income from their customers through membership sales. In return for the wholesale sale of memberships, our clients collect the weekly or monthly membership fees and retain 40% to 80% of such fees. The balance of these membership fees, 20% to 60%, is remitted to us. The programs are designed and managed to strengthen the relationship between our clients and their customers.

THE OFFERING

Common stock outstanding
    prior to this offering.............................     6,875,000 shares

Common stock offered...................................     300,000 shares

Common stock to be outstanding after the offering
    assuming all shares of common stock are
    issued pursuant to exercise of the
    outstanding warrants...............................     7,175,000 shares

Net proceeds...........................................     We will not receive
                                                            proceeds from the sale
                                                            of the common stock by
                                                            the selling shareholders.

Common stock symbols:
      Nasdaq SmallCap Market symbol....................     PCIS
      Boston Stock Exchange symbol.....................     PCI

SUMMARY FINANCIAL AND OPERATING INFORMATION

    The following table presents our selected historical financial data. The financial data presented below as of December 31, 2000 and 1999 and for the years ended on these dates are audited and have been derived from our financial statements included in our annual report on Form 10-KSB that is incorporated by reference in this prospectus. The financial data as of September 30, 2001 and 2000 and for the nine months ended on these dates are unaudited and derived from our financial statements included in our report on Form 10-QSB for the calendar quarter ended September 30, 2001 that is incorporated by reference in this prospectus. You should read this information together with our financial statements and their notes.

                                                            FOR THE YEAR ENDED          FOR THE NINE MONTHS ENDED
                                                               DECEMBER 31,                   SEPTEMBER 30,
                                                        ----------------------------  ------------------------------
                                                            2000           1999           2001            2000
                                                        --------------  ------------  --------------   ------------
STATEMENT OF OPERATIONS DATA:
Product and service revenues                             $    595,182   $    63,060   $  13,892,843    $        --
                                                        --------------  ------------  --------------   ------------
Operating expenses--
    Cost of operations                                        386,222            --       6,602,450             --
    Product deployment and
        research and development                               44,392       230,828              --        154,911
    Sales and marketing                                       295,942       163,712       3,623,875        134,269
    General and administrative                                531,058       382,764       1,942,807        303,761
                                                        --------------  ------------  --------------   ------------
            Total operating expenses                        1,257,614       777,304      12,169,132        592,941
                                                        --------------  ------------  --------------   ------------
            Operating income (loss)                          (662,432)     (714,244)      1,723,711       (592,941)
                                                        --------------  ------------  --------------   ------------
Other expense (income)--
    Interest income and expense, net                         (201,252)       79,261         (85,697)      (133,387)
    Amortization of goodwill                                   15,214            --         362,767             --
                                                        --------------  ------------  --------------   ------------
        Total other expense (income)                         (186,038)       79,261         277,070       (133,387)
                                                        --------------  ------------  --------------   ------------
Income (loss) before income taxes                            (476,394)     (793,505)      1,446,641       (459,554)
Provision for income taxes                                         --            --         384,955             --
                                                        --------------  ------------  --------------   ------------
Net income (loss)                                            (476,394)     (793,505)      1,061,686       (459,554)
Preferred stock dividends                                      16,000            --         180,000             --
                                                        --------------  ------------  --------------   ------------
Net income (loss) applicable to
    common stockholders                                  $   (492,394)  $  (793,505)  $     881,686    $  (459,554)
                                                        ==============  ============  ==============   ============
        Earnings per share:
                Basic                                    $      (0.21)  $     (0.66)  $        0.19    $     (0.21)
                                                        ==============  ============  ==============   ============
                Diluted                                  $      (0.21)  $     (0.66)  $        0.19    $     (0.21)
                                                        ==============  ============  ==============   ============
    Weighted average number of common shares
        outstanding:
                Basic                                       2,296,000     1,200,000       4,638,889      2,222,000
                                                        ==============  ============  =============================
                Diluted                                     2,296,000     1,200,000       4,698,039      2,222,000
                                                        ==============  ============  =============================

                                                                            DECEMBER 31,
                                                                     ----------------------------   SEPTEMBER 30,
                                                                         2000           1999            2001
                                                                     -------------  -------------  ----------------
BALANCE SHEET DATA:
Current assets                                                       $  5,211,581   $     21,538    $    5,846,963
Working capital (deficit)                                               3,961,068     (1,198,107)        1,745,070
Total assets                                                            8,150,025        168,966        19,443,291
Current liabilities                                                     1,250,513      1,219,645         4,101,893
Stockholders' equity (deficit)                                          6,875,631     (1,050,679)       15,123,067

                                 RISK FACTORS

    THE PURCHASE OF THE SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING FACTORS AND THE MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS WHEN EVALUATING AN INVESTMENT IN OUR COMMON STOCK. MANY OF THE FACTORS DISCUSSED BELOW ARE NOT WITHIN OUR CONTROL. WE PROVIDE NO ASSURANCE THAT ONE OR MORE OF THESE FACTORS

O    WILL NOT ADVERSELY AFFECT

     O   THE MARKET PRICE OF OUR COMMON STOCK,

     O   OUR FUTURE OPERATIONS, AND

     O   OUR BUSINESS,

     O   FINANCIAL CONDITION, OR

     O   RESULTS OF OPERATIONS

O    REQUIRING SIGNIFICANT REDUCTION OR DISCONTINUANCE OF OUR OPERATIONS,

O    REQUIRING US TO SEEK A MERGER PARTNER OR

O REQUIRING US TO SELL ADDITIONAL SECURITIES ON TERMS THAT ARE HIGHLY DILUTIVE TO OUR SHAREHOLDERS.

WE CAUTION YOU THAT WE ARE PROVIDING FORWARD LOOKING INFORMATION IN THIS PROSPECTUS.

     We have included some forward-looking statements in this section and other places in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

o    discuss our future expectations;

o contain projections of our future operating results or of our future financial condition; or

o    state other "forward-looking" information.

     We believe it is important to discuss our expectations; however, it must be recognized that events may occur in the future over which we have no control and which we are not accurately able to predict.

CAPELLA GROUP'S REVENUES ARE PRIMARILY DEPENDENT ON ITS INDEPENDENT MARKETING REPRESENTATIVES, WHOSE REDUCED SALES EFFORTS OR TERMINATION AS DISTRIBUTORS MAY RESULT IN SIGNIFICANT LOSS OF REVENUES.

     Our success and growth depend in large part upon our ability to attract, retain, and motivate the network of independent marketing representatives who principally market Capella Group's products and services. Capella Group's independent marketing representatives typically offer and sell Capella Group's products and services on a part-time basis and may engage in other business activities. These marketing representatives may give higher priority to other products or services, reducing their efforts devoted to marketing Capella Group's products and services. Also, Capella Group's ability to attract and retain marketing representatives could be negatively affected by adverse publicity relating to Capella Group, its products and services or its operations. Under Capella Group's network marketing system, the distributor downline organizations are headed by a relatively small number of key distributors who are responsible for a significant percentage of total revenues.

     The loss of a significant number of distributors, including any key distributors, for any reason, could adversely affect Capella Group's revenues and operating results, and could impair its ability to attract new distributors.

DEVELOPMENT AND MAINTENANCE OF COMMERCIAL RELATIONSHIPS WITH PREFERRED PROVIDER ORGANIZATIONS ARE CRITICAL.

     As part of Capella Group's business operations, it must develop relationships with preferred provider organizations within each market area that Capella Group offers its healthcare products and services. Development and maintenance of these relationships with healthcare providers within a preferred provider organization is in part based on professional relationships and the reputation of Capella Group's management and marketing personnel. Because each member that receives healthcare services is self-insured for payment for the healthcare services, failure to pay or late payment by members may negatively affect Capella Group's relationship with the preferred provider organizations. Consequently, preferred provider organization relationships may be adversely affected by events beyond Capella Group's control, including departures of key personnel and alterations in professional relationships and failures to pay for services received. The loss of a preferred provider organization within a geographic market area may not be replaced on a timely basis, if at all.

     The loss of a preferred provider organization for any reason could have a material adverse effect on Capella Group's and our business, financial condition, and results of operations.

CAPELLA GROUP FACES COMPETITION FOR SALES REPRESENTATIVES AS WELL AS IN THE HEALTHCARE PRODUCTS AND SERVICES OFFERED.

     Although the medical savings membership industry is in its early stages of development, competition for members is becoming more intense. Capella Group offers membership programs that provide products and services similar to or directly in competition with products and services offered by its network marketing competitors as well as the providers of such products and services through other channels of distribution. Although not permitted under the current agreements with Capella Group's marketing representatives and private label clients, in the future some of Capella Group's clients may provide, either directly or through third parties, programs that directly compete with Capella Group's programs. Furthermore, marketing representatives have a variety of products that they can choose to market, whether competing with Capella Group in the healthcare market or not. Capella Group's business operations compete in two channels of competition. First, Capella Group competes based upon the healthcare products and services offered. These competitors include companies that offer healthcare products and services through membership programs much like those offered by Capella Group, as well as large retailers, financial institutions, insurance companies, preferred provider organization networks and other organizations which offer benefit programs to their customers. Second, Capella Group competes with all types of network marketing companies throughout the U.S. for new representatives. Many of Capella Group's competitors have substantially larger customer bases and greater financial and other resources.

     We provide no assurance that Capella Group's competitors will not provide healthcare benefit programs comparable or superior to those programs offered by Capella Group at lower membership prices or adapt more quickly to evolving healthcare industry trends or changing industry requirements. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could materially adversely affect the combined business, financial condition and results of operations of Capella Group and us. There can be no assurance that Capella Group will be able to compete effectively against current and future competitors.

CAPELLA GROUP MAY BECOME SUBJECT TO GOVERNMENT REGULATION AS A HEALTHCARE PROVIDER MUCH LIKE AN INSURANCE COMPANY.

     The membership and healthcare benefits offered by Capella Group are sold without license by any federal, state, or local regulatory licensing agency or commission. In comparison, companies that provide insurance benefits and operate healthcare management organizations and preferred provider organizations are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. In the future state insurance regulatory agencies and commissions may determine that Capella Group's operations are subject to governmental regulation, which may adversely affect or limit Capella Group's and our future operations.

THE FAILURE OF CAPELLA GROUP'S NETWORK MARKETING ORGANIZATION TO COMPLY WITH FEDERAL AND STATE REGULATION COULD RESULT IN ENFORCEMENT ACTION AND IMPOSITION OF PENALTIES, MODIFICATION OF OUR NETWORK MARKETING SYSTEM, AND NEGATIVE PUBLICITY.

     Capella Group's independent marketing representative network organization is subject to federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity, and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product and service sales are ultimately made to consumers (as opposed to other distributors) and that advancement within the network marketing system is based on sales of products and services, rather than investment in the company or other non-retail sales related criteria.

     The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of

o    the evolving interpretations of existing laws and regulations and

o the enactment of new laws and regulations pertaining in general to network marketing organizations and product and service distribution.

     Accordingly, there is the risk that Capella Group's network marketing system could be found to not comply with applicable laws and regulations, that could then

o    result in enforcement action and imposition of penalties,

o    require  modification of the marketing representative network system,

o    result in negative publicity, or

o    have a negative effect on distributor morale and loyalty.

Any of these consequences could have a material adverse effect on Capella Group's and our sales as well as our financial condition.

THE LEGALITY OF CAPELLA GROUP'S MARKETING REPRESENTATIVE NETWORK PROGRAM IS SUBJECT TO CHALLENGE BY THE MARKETING REPRESENTATIVES, WHICH COULD RESULT IN SIGNIFICANT DEFENSE COSTS, SETTLEMENT PAYMENTS OR JUDGMENTS, AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES AND FINANCIAL CONDITION.

     Capella Group's marketing representative network is subject to legality challenge by the marketing representatives, both individually and as a class. Generally, these challenges would be based on claims that the network program was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Proceedings resulting from these claims could result in significant defense costs, settlement payments, or judgments, and could have a material adverse effect on us.

OUR PROGRAM MARKETING ACTIVITIES CONDUCTED BY OUR SUBSIDIARY FORESIGHT ARE DEPENDENT UPON OUR CLIENTS, ESPECIALLY ONE CLIENT THAT ACCOUNTS FOR MORE THAN 60% OF OUR REVENUE PRIOR TO OUR ACQUISITION OF THE CAPELLA GROUP.

     In carrying out our program marketing activities through our subsidiary Foresight, Inc., we are dependent upon our clients utilizing our services to design membership programs for their customers. Each marketing program is approved by the client prior to presentation to the client's customers.

     On August 31, 2001, Rent Way, Inc., then our largest single customer, ceased offering our membership programs through its rental stores. Prior to our merger-acquisition of Capella Group on June 8, 2001, approximately 75% and 64% of our revenues during 2000 and the six months ended June 30, 2001, respectively, were attributable to membership programs sold by Rent Way, Inc.

     Our client relationships are pursuant to written contracts that typically may be terminated by us or the client upon 90 days' notice prior to the initial two-year anniversary or the one-year anniversary date thereafter without cause and without penalty. Generally, upon termination, the client may not offer similar products or services for a one-year period; however, we are not prohibited from continuing to offer or provide membership services and products directly or indirectly to the client's individual customers. If the agreement is terminated for our default, we are prohibited from renewing memberships and the client has the right to cause us to terminate our relationship with existing program members. Events that constitute default include events outside our control, including acts and omissions by our third-party product and service vendors or providers. We can not provide any assurance that our principal client and other clients will not terminate their relationships with us or that clients will provide additional customer lists for our use in further marketing of new or existing membership programs.

WE ASSUMED A CONTINGENT TAX LIABILITY IN CONNECTION WITH OUR
MERGER-ACQUISITION OF FORESIGHT.

     In January 1999, Universal Marketing Services, Inc., the former parent of our wholly-owned subsidiary, Foresight, Inc., purchased the outstanding common stock Foresight for $4,540,000. Universal Marketing Services agreed to indemnify the shareholders of Foresight for the increase in federal income taxes and any applicable penalties to the extent that the reported $4,532,000 of the purchase price does not qualify for long-term capital gain treatment. In connection with our merger-acquisition of Foresight, we assumed the indemnification obligation of Universal Marketing Services.

     Upon examination the Internal Revenue Service may take the position that all or a portion of the $4,532,000 should be classified as ordinary income taxable at the maximum federal income tax rate of 39.6% rather than the long-term capital gain 20% rate. In the event the Internal Revenue Service successfully asserts that long-term capital gain classification was improper, we will be required to indemnify the former shareholders.

WE HAVE MANY COMPETITORS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WHICH MAY LEAD TO LACK OF REVENUES AND DISCONTINUANCE OF OUR OPERATIONS.

     We compete with numerous well-established companies that design and implement membership programs. Some of our competitors may be companies that have programs that are functionally similar or superior to our membership programs. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us. They may also have established reputations relating to membership programs.

     Due to competitive market forces, we may experience price reductions, reduced gross margins and loss of market share in the future, any of which would result in decreases in sales and revenues. These decreases in revenues would adversely affect our business and results of operations and could lead to discontinuance of operations. There can be no assurance that

o    we will be able to compete successfully,

o our competitors will not develop membership programs that render our programs less marketable or even obsolete, or

o    we will be able to successfully enhance our programs when necessary.

IF WE FAIL TO MEET THE MINIMUM REQUIREMENTS, OUR COMMON STOCK WILL BE DELISTED BY NASDAQ AND THE BOSTON STOCK EXCHANGE AND WILL BECOME TRADABLE ON THE OVER-THE-COUNTER MARKET, WHICH WILL ADVERSELY AFFECT THE SALE PRICE OF OUR COMMON STOCK.

     In order to continue inclusion of our common stock on Nasdaq and the Boston Stock Exchange minimum listing requires must be met. In the event these minimum requirements for inclusion are not met, our common stock

o will be delisted and no longer included on the Nasdaq SmallCap Market and Boston Stock Exchange,

o    will then be traded in the over-the-counter market, and

o    may become subject to the "penny stock" trading rules.

The over-the-counter market is volatile and characterized as follows:

o the over-the-counter securities are subject to substantial and sudden price increases and

o at times the price (bid and ask) information for the securities may not be available,

o if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

o the available offered price may be substantially below the quoted bid price.

Consequently, the market price of our common stock will be adversely affected if it ceases to be included on the Nasdaq SmallCap Market and Boston Stock Exchange.

IF OUR COMMON STOCK BECOMES SUBJECT TO "PENNY STOCK" RULES, THE MARKET PRICE OF OUR COMMON STOCK WILL BE ADVERSELY AFFECTED.

     If our common stock is delisted from the Nasdaq SmallCap Market and the Boston Stock Exchange and does not trade on another national securities exchange, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

o    is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

o    has a price per share of less than $5.00 and

o    is issued by a company with net tangible assets less than $2 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase a penny stock or the sale of a penny stock. Required compliance with these rules will

o    materially limit or restrict the ability to resell our common stock, and

o the liquidity typically associated with publicly traded stocks may not exist.

                              SELLING SHAREHOLDERS

     The following table presents the beneficial ownership of our common stock of the selling shareholders together with their percentage holdings of the outstanding shares, and, as adjusted to give effect to exercise of the warrants exercisable for the purchase of 300,000 shares of our common stock. To our knowledge, the selling shareholders have sole voting and investment power with respect to their shares unless otherwise indicated. There are no family relationships amongst our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns include shares of our common stock that the person has the right to acquire within 60 days of the date of this prospectus (from exercise of warrants) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

                                                          BEFORE THE OFFERING               AFTER THE OFFERING
                                                      -----------------------------    -----------------------------
                                                         SHARES       PERCENT OF          SHARES       PERCENT OF
                                                      BENEFICIALLY    OUTSTANDING      BENEFICIALLY   OUTSTANDING
NAME OF SELLING SHAREHOLDER                              OWNED         SHARES(1)          OWNED        SHARES(1)
-----------------------------------------             -------------  --------------    ------------- ---------------
Kimberly Decamp                                            218,000           3.1 %               --           --

Yale Farar                                                  15,000             *                 --           --

Eugene Michael Kennedy, P.A.                                15,000             *                 --           --

Marie Lima                                                  12,000             *                 --           --

Brian Herman                                                10,000             *                 --           --

US-Asian Capital Advisors LLC                                9,000             *                 --           --

David A. Carter                                              5,000             *                 --           --

Bert L. Gusrae                                               5,000             *                 --           --

Stewart and Associates, CPA's, P.A.                          4,000             *                 --           --

Brian Fitzgerald                                             2,000             *                 --           --

Mark Ford                                                    2,000             *                 --           --

Gennaro Christianao                                          1,000             *                 --           --

Jay Klein                                                    1,000             *                 --           --

Christopher Casdia                                           1,000             *                 --           --

------------------------
 *  The percentage is less than 1.0%.
(1) The percentage shown was rounded to the nearest one-tenth of one percent, based upon 7,175,000 shares of common stock being outstanding after exercise of warrants exercisable for the purchase of 300,000 shares of our common stock by the selling shareholders.

                               INTEREST OF COUNSEL

     Certain legal matters related to this offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma, including the validity of the issuance of the shares of common stock being offered for sale by the selling shareholders. Michael
E. Dunn, one of our directors, is a member of Dunn Swan & Cunningham. Dunn Swan & Cunningham is the beneficial owner of 2,000 shares of our common stock. Mr. Dunn owns 4,000 shares of our common stock and holds options exercisable for the purchase of 10,000 shares of our common stock for $1.25 per share on or before December 29, 2005 and exercisable after February 22, 2001 and on or before August 22, 2006 for the purchase of 10,000 shares of our common stock at $3.55 per share. The beneficially owned shares and stock options were acquired prior to commencement this offering and these acquisitions were unrelated to this offering.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered may be sold by the selling shareholders, or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer, from time to time in transactions on the Nasdaq SmallCap Market or the Boston Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at prices related to the prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

     The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during the period beginning one or five business days prior to commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares offered in this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel and accountants and counsel for the holders of the warrants, fees and disbursements of counsel for the holders of the warrants, and stock transfer and other taxes attributable to exercise of the warrants that the shares underlie. The selling shareholders will bear all commissions and discounts, if any, associated with the sale of their shares of common stock.

     The holders of the shares of common stock that are offered in this offering are under no obligation to sell all or any of the shares. The selling shareholders are not restricted as to the prices at which they may sell their shares of common stock and sales of these shares at less than market price may depress the market price of the common stock.

              LIABILITY LIMITATIONS AND INDEMNIFICATION OF OFFICERS,
                        DIRECTORS, EMPLOYEES AND AGENTS

OFFICER AND DIRECTOR LIABILITY

     As permitted by the provisions of the Oklahoma General Corporation Act, our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions and applicable laws do not eliminate the liability of one of our directors for

o    a breach of the director's duty of loyalty to us or our shareholders,

o acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

o liability arising under the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares of our common stock in violation of the Oklahoma General Corporation Act,

o any transaction from which the director derived an improper personal benefit, or

o    violations of federal securities laws,

and do not limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief; however, such remedies may not be effective in all cases.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

     Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our certificate, our bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

     On December 29, 2000, we entered into indemnification agreements with each of our directors and executive officers. Under these indemnification agreements we agreed to pay on behalf of the director or officer (and his executor, administrator and heir) any amount that he or she is or becomes legally obligated to pay because

o he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

o he was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the director or officer is determined to be liable to us unless the court in which the legal proceeding was brought determines that he was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys' fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

                      WHERE TO FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 (No. 333- ) of which this prospectus is a part, under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, Washington, D.C., with respect to the participation interests. As permitted by the rules and regulations, this prospectus does not contain all of the information set forth in the registration statement, including the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete. In each instance, if the contract or document was filed or incorporated by reference as an exhibit to the registration statement, reference is made to the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Accordingly, each such reference made to the contract or other document is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected without charge at the following locations of the Securities and Exchange Commission

                              Public Relations Room
                                 Judiciary Plaza
                             450 Fifth Street, N.W.
                           Washington, D.C. 20549-1004

                            New York Regional Office
                                  233 Broadway
                            New York, New York 10279

                             Chicago Regional Office
                       500 West Madison Street, Suite 1400
                            Chicago, Illinois 60661.

Copies of the registration statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. You may obtain additional information regarding operation of the reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, and our reports have been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Precis, Inc. at 2500 South McGee Drive, Suite 147, Norman, Oklahoma 73072 (telephone: (405) 292-4900).

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act of 1933. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 001-15667), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

     We have recently filed the following documents with the Securities and Exchange Commission under the Exchange Act, each of which is incorporated by reference in this prospectus:

o our Annual Report on Form 10-KSB for the year ended December 31, 2000, filed on April 2, 2001;

o our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2001, filed on April 24, 2001;

0 our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2001, filed on July 3, 2001

o our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed on October 25, 2001;

o our definitive proxy statement on Schedule 14A, filed with the commission on May 16, 2001;

o    the Form 8-K, filed with the Commission on June 25, 2001;

o    the Amendment to Form 8-K, filed with the Commission on July 31, 2001; and

o the description of our common stock in the Amendment to Registration Statement on Form 8-A, filed with the Commission on July 31, 2001.

In addition, all reports and other documents filed with the Securities and Exchange Commission under the Exchange Act prior to termination of this offering are incorporated by reference into this prospectus.

     We distribute to the holders of our securities annual reports containing consolidated financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. Such requests should be directed to Precis, Inc. at 2500 South McGee Drive, Suite 147, Norman, Oklahoma 73072 (telephone: (405) 292-4900).

          CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION

     We have included some forward-looking statements in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

o    discuss our future expectations;

o contain projections of our future operating results or of our future financial condition; or

o    state other "forward-looking" information.

     We believe it is important to communicate our expectations to you, but events may occur in the future over which we have no control and which we are not accurately able to predict.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                     ------------

                  TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
PROSPECTUS SUMMARY.........................................................  2
RISK FACTORS...............................................................  5
SELLING SHAREHOLDERS....................................................... 10
INTEREST OF COUNSEL........................................................ 11
PLAN OF DISTRIBUTION....................................................... 11
LIABILITY LIMITATIONS AND INDEMNIFICATION OF OFFICERS,
  DIRECTORS, EMPLOYEES AND AGENTS.......................................... 11
WHERE TO FIND ADDITIONAL INFORMATION....................................... 12
CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING
  INFORMATION.............................................................. 14

                                  ------------

================================================================================

================================================================================

                                  PRECIS, INC.



                                    300,000

                             SHARES OF COMMON STOCK



                                  ------------


                                   PROSPECTUS


                                  ------------


                      Requests for general information or
                 additional copies of this Prospectus should be
                  directed to us by calling or writing us at:

                                  PRECIS, INC.
                       2500 SOUTH MCGEE DRIVE, SUITE 147
                             NORMAN, OKLAHOMA 73072
                         ATTENTION: CORPORATE SECRETARY
                           TELEPHONE: (405) 292-4900



                                  -----------




                                     , 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  S.E.C. Registration Fees ......................................        $   512
  N.A.S.D. Filing Fees ..........................................           --
*State Securities Laws Filing Fees ..............................            500
*Printing and Engraving .........................................          5,000
*Legal Fees .....................................................          9,000
*Accounting Fees and Expenses ...................................          5,000
*Transfer Agent's Fees and Costs of Certificates ................            100
*Miscellaneous                                                               888
                                                                         -------
         Total ..................................................        $21,000
                                                                         =======

------------------------
*Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

         The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

         These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     EXHIBIT NO.  DESCRIPTION
     -----------  -----------
         3.1      Registrant's Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K/A filed with the Commission on July 31, 2001.

         3.2 Registrant's Bylaws, incorporated by reference to Exhibit 3.2 of Registrant's Form SB-2 Registration Statement (No.
                  333-86643).

         4.1 Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.

         4.2 The Agreement and Plan of Merger, dated March 21, 2000, amongst Registrant, Precis-Foresight Acquisition, Inc.,
                  Foresight, Inc., Paul A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

         4.3      The First Amendment to Agreement and Plan of Merger, dated
                  June 22, 2000, amongst Registrant, Precis-Foresight
                  Acquisition, Inc., Foresight, Inc., Paul A. Kruger and Mark R.
                  Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

         4.4      The Second Amendment to Agreement and Plan of Merger, dated
                  August 23, 2000, amongst Registrant, Precis-Foresight
                  Acquisition, Inc., Foresight, Inc., Paul A. Kruger and Mark R.
                  Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

         4.5      The Third Amendment to Agreement and Plan of Merger, dated
                  June 8, 2001, amongst Registrant, Precis-Foresight
                  Acquisition, Inc., Foresight, Inc., Paul A. Kruger and Mark R.
                  Kidd, incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

         4.6 The Agreement and Plan of Merger, dated March 23, 2001, amongst Registrant, Precis-Capella Group Acquisition, Inc.,
                  The Capella Group, Inc., Judith H. Henkels, John F. Luther,
                  Mary L. Kelly, Bobby R. Rhodes, Leland S. Chaffin, Jr., Trust
                  Under The Capella Group, Inc. IMR 2001 Bonus Plan and Trust under The Capella Group, Inc. Employee 2001 Bonus Plan, incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

         4.7 Precis Smart Card, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

         5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to the Company.

         10.1     Employment Agreement, dated January 3, 2001, between Paul A.
                  Kruger and Registrant, incorporated by reference to Exhibit
                  10.5 of Registrant's Form 10-QSB filed with the Commission on April 24, 2001.


         10.2     Employment Agreement, dated January 3, 2001, between Mark R.
                  Kidd and Registrant, incorporated by reference to Exhibit 10.6 of Registrant's Form 10-QSB filed with the Commission on April
                  24, 2001.

         10.3     Consulting Agreement, dated January 3, 2001, between Larry E.
                  Howell and Registrant, incorporated by reference to Exhibit
                  10.7 of Registrant's Form 10-QSB filed with the Commission on April 24, 2001.

         10.4     Consulting Agreement, dated January 3, 2001, between John
                  Simonelli and Registrant, incorporated by reference to Exhibit
                  10.8 of Registrant's Form 10-QSB filed with the Commission on April 24, 2001.

         10.5 Form of Indemnification Agreement, dated December 29, 2000, between Registrant and each of its executive officers and directors, incorporated by reference to Exhibit 10.9 of Registrant's Form 10-KSB filed with the Commission on April 2,
                  2001.

         10.6     The Lease Agreement, dated December 31, 1999, between
                  Registrant and Onward, L.L.C., incorporated by reference to
                  Exhibit 10.10 of Registrant's Form 10-KSB filed with the
                  Commission on April 2, 2001.

         10.7     The Lease Agreement, dated September 30, 2000, between
                  Registrant and Onward, L.L.C., incorporated by reference to
                  Exhibit 10.11 of Registrant's Form 10-KSB filed with the
                  Commission on April 2, 2001.

         23.1     Consent of Independent Accountants.

         23.2     Consent of Counsel is included in Opinion of Counsel, Exhibit
                  5.1 hereto.

ITEM 17.  UNDERTAKINGS

         (a)      ITEM 512 OF REGULATION SB UNDERTAKINGS:

                  (i)      RULE 415 OFFERING.

                  The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                           (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

                           (2) For determining liability under the Securities
                  Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                           (3) File a  post-effective  amendment to remove from
                  registration any of the securities that remain unsold at the end of the end of the offering.

                  (ii)     REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

                           Insofar as indemnification for liabilities arising
                  under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                           In the event that a claim for indemnification against
                  such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (iii)    RELIANCE ON RULE 430A.

                           Registrant hereby undertakes that it will (i) for
                  determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (b)      PROVIDING OF INCORPORATED BY REFERENCE INFORMATION

                           The undersigned registrant hereby undertakes to
                  respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 12 of this Form, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c)      POST-EFFECTIVE AMENDMENT

                           The undersigned registrant hereby undertakes to
                  supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norman, State of Oklahoma, on the 20th day of December, 2001.

                                       PRECIS, INC.
                                       (Registrant)

                                       By: /S/PAUL A. KRUGER
                                          -----------------------
                                       Paul A. Kruger, Chief Executive Officer

                                       By: /S/MARK R. KIDD
                                          -----------------------
                                       Mark R. Kidd, Chief Financial Officer
                                       and Controller

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paul A. Kruger or Mark R. Kidd, his true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                                         TITLE                                       DATE
         ---------                                         -----                                       ----
 /S/PAUL A. KRUGER                          Chairman of the Board                               December 20, 2001
---------------------------                 and Chief Executive Officer
 Paul A. Kruger

 /S/JUDITH H. HENKELS                       President and Director                              December 20, 2001
---------------------
 Judith H. Henkels

 /S/MARK R. KIDD                            Chief Financial Officer and                         December 20, 2001
------------------                          Controller, Secretary and Director
 Mark R. Kidd

 /S/ LARRY E.  HOWELL                       Director                                            December 20, 2001
---------------------
 Larry E.  Howell

 /S/LYLE W. MILLER                          Director                                            December 20, 2001
---------------------------
 Lyle W. Miller

 /S/JOHN SIMONELLI                          Director                                            December 20, 2001
---------------------------
 John Simonelli

 /S/KENT H.  WEBB                           Director                                            December 20, 2001
------------------
 Kent H. Webb


 /S/BOBBY R. RHODES                         Director                                            December 20, 2001
---------------------------
 Bobby R. Rhodes

 /S/MICHAEL E.  DUNN                        Director                                            December 20, 2001
---------------------------
 Michael E.  Dunn

                                INDEX TO EXHIBITS

                                                                                        Sequentially
Exhibit                                                                                   Numbered
Number                                      Exhibit                                         Page
------                                      -------                                     ------------
 3.1     Registrant's Certificate of Incorporation, incorporated by reference to
         Exhibit 3.1 of Registrant's Form 8-K/A filed with the Commission on
         July 31, 2001.

 3.2 Registrant's Bylaws, incorporated by reference to Exhibit 3.2 of Registrant's Form SB-2 Registration Statement (No. 333-86643).

 4.1 Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.

 4.2     The Agreement and Plan of Merger, dated March 21, 2000, amongst
         Registrant, Precis-Foresight Acquisition, Inc., Foresight, Inc., Paul
         A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule
         14A filed with the Commission on October 13, 2000.

 4.3     The First Amendment to Agreement and Plan of Merger, dated June 22,
         2000, amongst Registrant, Precis-Foresight Acquisition, Inc.,
         Foresight, Inc., Paul A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

 4.4     The Second Amendment to Agreement and Plan of Merger, dated August 23,
         2000, amongst Registrant, Precis-Foresight Acquisition, Inc.,
         Foresight, Inc., Paul A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

 4.5     The Third Amendment to Agreement and Plan of Merger, dated June 8,
         2001, amongst Registrant, Precis-Foresight Acquisition, Inc.,
         Foresight, Inc., Paul A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

 4.6     The Agreement and Plan of Merger, dated March 23, 2001, amongst
         Registrant, Precis-Capella Group Acquisition, Inc., The Capella Group,
         Inc., Judith H. Henkels, John F. Luther, Mary L. Kelly, Bobby R.
         Rhodes, Leland S. Chaffin, Jr., Trust Under The Capella Group, Inc. IMR
         2001 Bonus Plan and Trust under The Capella Group, Inc. Employee 2001
         Bonus Plan, incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

 4.7 Precis Smart Card, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

 5.1     Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel
         to the Company ...............................................................      26

10.1     Employment Agreement, dated January 3, 2001, between Paul A. Kruger and
         Registrant, incorporated by reference to Exhibit 10.5 of Registrant's
         Form 10-QSB filed with the Commission on April 24, 2001.


10.2     Employment Agreement, dated January 3, 2001, between Mark R. Kidd and
         Registrant, incorporated by reference to Exhibit 10.6 of Registrant's
         Form 10-QSB filed with the Commission on April 24, 2001.

10.3 Consulting Agreement, dated January 3, 2001, between Larry E. Howell and Registrant, incorporated by reference to Exhibit 10.7 of Registrant's Form 10-QSB filed with the Commission on April 24, 2001.

10.4     Consulting Agreement, dated January 3, 2001, between John Simonelli and
         Registrant, incorporated by reference to Exhibit 10.8 of Registrant's
         Form 10-QSB filed with the Commission on April 24, 2001.

10.5     Form of Indemnification Agreement, dated December 29, 2000, between
         Registrant and each of its executive officers and directors, incorporated by reference to Exhibit 10.9 of Registrant's Form 10-KSB filed with the Commission on April 2, 2001.

10.6     The Lease Agreement, dated December 31, 1999, between Registrant and
         Onward, L.L.C., incorporated by reference to Exhibit 10.10 of Registrant's Form 10-KSB filed with the Commission on April 2, 2001.

10.7     The Lease Agreement, dated September 30, 2000, between Registrant and
         Onward, L.L.C., incorporated by reference to Exhibit 10.11 of Registrant's Form 10-KSB filed with the Commission on April 2, 2001.

23.1     Consent of Independent Accountants ...........................................      27

23.2 Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto